October 8, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES FINANCIAL APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) board of directors today announced the appointment of information technology veteran Robert M. (Bob) Dutkowsky to the board of directors and to its Audit and Risk Committee.

“With technology’s growing role in enhancing and deepening the advisor-client relationship, we look forward to tapping Bob’s far-reaching experience in matching technology tools and resources with end-user needs,” said Chairman and CEO Paul Reilly. “I’m confident his leadership history, which also includes notable acquisition transactions, will serve our board and firm well.”

Dutkowsky, 63, currently serves as executive chairman of Tech Data, where he was previously CEO and a director since 2006. He has more than 40 years of experience in the IT industry, including senior executive positions in sales, marketing and channel distribution. He began his career with IBM, where he spent 20 years in a variety of roles of increasing responsibility and scope. He went on to fill executive leadership positions with EMC, and further served as chairman and CEO of GenRad, J.D. Edwards and Egenera, Inc.

Mr. Dutkowsky also serves on the boards of directors of Pitney Bowes Inc., US Foods Holding Corp. (where he is lead independent director), United Way Suncoast and the Moffitt Research Committee, as well as on the executive advisory council of the University of South Florida Muma College of Business. He previously also served on the boards of ADT Corporation and McAfee Corporation.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,700 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $788 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.